For Immediate Release

PR Contact:
Edwin Miller
CEO and President
703-773-4840

INFODATA EXPECTS TO REPORT PROFITABLE Q4 AND 2003
FDIC BUDGET CUTS CURTAIL PROJECT

Herndon, VA, January 21, 2004 – Infodata Systems Inc., (OTCBB:INFD) a leader in IT solutions for content management, today announced that the fourth quarter and 2003 are expected to be profitable and cash flow positive, with fourth quarter earnings expected to exceed reported results for the third quarter. Norman Welsch, CFO of Infodata, said, “This represents the seventh consecutive announcement of quarterly profits for the Company. The details of the final fourth quarter and 2003 results will be released as the year-end audit is completed in March.”

Infodata also announced that due to budgetary constraints, the Federal Deposit Insurance Corporation (FDIC) has advised the Company to stop all work on the Corporate Document Management Imaging (CDMI) project, but other projects for the FDIC are expected to continue. For the nine months ended September 30, 2003, the CDMI project, which was entered into three years past by the previous management, accounted for approximately $713,000 of revenue but was not profitable for the Company.

Edwin Miller, President and CEO of Infodata, said, “We are pleased about our performance in the fourth quarter and 2003, and we are looking forward to 2004. Regarding FDIC, our focus is and has been to take the Company toward higher margin business and continue to blend our software and service offerings. During the second half of 2003, we were forced to turn away higher margin business because we did not have the available technical personnel to deliver the solutions. In time, we expect to replace the CDMI project with more profitable business.”

About Infodata Systems Inc.

Infodata Systems Inc. is a leader in providing enterprise content management solutions. We design and implement content environments with solutions ideally matched to customer missions, ensuring regulatory compliance, operational integrity and continuity across the enterprise. Based just outside Washington, D.C., in Herndon, VA, Infodata has 35 years of proven ability in providing comprehensive content management solutions to the Government, Intelligence and Commercial communities. For more information, visit us on the Internet at www.infodata.com.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Infodata may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Infodata’s products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenue in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Infodata are included in Infodata’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and its other filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Infodata assumes no obligation to update the information in this press release.

© 2004 Infodata Systems Inc. All Rights Reserved. All trademarks are the property of their respective owners.